Exhibit 99.1

NUANCE

Overview

Nuance Communications, Inc. is a leading provider of speech-based solutions for businesses and consumers worldwide. Our speech solutions are designed to transform the way people interact with information systems, mobile devices and hosted services. We have designed our solutions to make the user experience more compelling, convenient, safe and satisfying, unlocking the full potential of these systems, devices and services.

The vast improvements in the power and features of information systems and mobile devices have increased their complexity and reduced their ease of use. Many of the systems, devices and services designed to make our lives easier are cumbersome to use, involving complex touch-tone menus in call centers, counterintuitive and inconsistent user interfaces on computers and mobile devices, inefficient manual processes for transcribing medical records and automobile dashboards overrun with buttons and dials. These complex interfaces often limit the ability of the average user to take full advantage of the functionality and convenience offered by these products and services. By using the spoken word, our speech solutions help people naturally obtain information, interact with mobile devices and access services such as navigation, online banking and medical transcription.

We provide speech solutions to several rapidly growing markets:

•	Customer Care. We deliver a portfolio of speech-enabled customer care solutions that improve the quality and consistency of customer communications. Our solutions are used to automate a wide range of customer services and business processes in a variety of information and process intensive vertical markets such as telecommunications, financial services, travel and entertainment, and government.

•	Mobile. Our mobile speech solutions add voice control capabilities to mobile devices and services, allowing people to use spoken words or commands to dial a mobile phone, enter destination information into an automotive navigation system, dictate a text message or have emails and screen information read aloud. Our mobile solutions are used by many of the world’s leading mobile device and automotive manufacturers.

•	Healthcare Dictation and Transcription. We provide comprehensive dictation and transcription solutions and services that improve the way patient data is captured, processed and used. Our healthcare dictation and transcription solutions automate the input and management of medical information and are used by many of the largest hospitals in the United States.

In addition to our speech offerings, we provide PDF and document solutions that reduce the time and cost associated with creating, using and sharing documents. Our solutions benefit from the widespread adoption of the PDF format and the increasing demand for networked solutions for managing electronic documents. Our solutions are used by millions of professionals and within large enterprises.

We leverage our global professional services organization and our extensive network of partners to design and deploy innovative speech and imaging solutions for businesses and organizations around the globe. We market and distribute our products indirectly through a global network of resellers, including system integrators, independent software vendors, value-added resellers, hardware vendors, telecommunications carriers and distributors, and directly through our dedicated sales force and through our e-commerce website.

We have built a world-class portfolio of speech solutions both through internal development and acquisitions. We continue to pursue opportunities to broaden our speech solutions and customer base through acquisitions, including the following recently announced transactions:

•	On June 21, 2007, we announced our intention to acquire Tegic Communications, Inc., a wholly owned subsidiary of AOL LLC and a developer of embedded software for mobile devices. The Tegic acquisition will expand our presence in the mobile device industry and accelerate the delivery of a new mobile user interface that combines voice, text and touch to improve the user experience for consumers and mobile professionals.

•	On May 15, 2007, we announced our intention to acquire VoiceSignal Technologies, Inc., a global provider of voice technology for mobile devices. The VoiceSignal acquisition will extend our solutions and expertise to address the accelerating demand for speech-enabled mobile devices and services that allow people to use spoken commands to navigate and retrieve information and to control and operate mobile phones, automobiles and personal navigation devices, simply and effectively.

•	On April 24, 2007, we acquired BeVocal, Inc., a provider of hosted self-service customer care solutions that address business requirements of wireless carriers and their customers. The BeVocal acquisition provides us with a portfolio of applications that serve the needs of wireless carriers and their customers and a recurring revenue base derived from a software-as-a-service business model.

•	On March 26, 2007, we acquired Focus Infomatics, a leading healthcare transcription company. The Focus acquisition complements our Dictaphone iChart Web-based transcription solutions and expands our ability to deliver Web-based speech recognition solutions and to provide scalable Internet delivery of automated transcription.

Our corporate headquarters are in Burlington, Massachusetts and we have offices across North America, Latin America, Europe, and Asia. As of June 30, 2007, we had 3,136 full time employees in total, including 537 in sales and marketing, 531 in research and development, and 306 in general and administrative. Forty-seven percent of our employees are located outside of the United States.

Market Opportunity

Confronted by dramatic increases in electronic information, consumers, business personnel and healthcare professionals must use a variety of resources to retrieve information, transcribe patient records, conduct transactions and perform other job-related functions. We believe that the power of the spoken word will transform the way people use the Internet, telecommunications systems, wireless and mobile networks and related corporate infrastructure to conduct business. We believe that several key market trends will enhance our market position and create new business opportunities:

•	More than 90% of all customer interactions begin with a phone call. With personnel expenditures representing approximately 75% of call center budgets, our solutions automate customer interactions to deliver significant cost savings to call centers that must reduce expenses and improve customer service to remain competitive.

•	With 80% of consumers reporting that quality of service is “extremely” or “very” influential, and with only 40% of consumers reporting that they were satisfied with their customer service experiences, customer care operations must address these challenges. Speech-based solutions have significant advantages over more traditional automation capabilities using touchtone menus and are recognized for ease of use, clarity, speed of transaction and completeness of service.

•	Consumers in North America make approximately 6.1 billion calls to directory assistance each year. The emergence of new directory assistance business models such as free directory assistance services is expected to generate 1.5 billion calls per year. We provide tailored speech recognition solutions for this industry.

•	Mobile handset shipments are expected to reach 1.1 billion units in 2007, which represents approximately 12% growth over shipments in 2006. We provide an intuitive user interface based on voice commands that helps unlock the rich feature sets of mobile devices and services, thereby improving the customer experience.

•	Currently there are approximately 20 million users of wireless email globally and the number of users is expected to reach 350 million users by 2010. Our speech enabled mobile solutions provide a natural way to interact with wireless e-mail services.

•	Approximately $12 billion is spent annually in North America on both in-house and outsourced medical transcription labor. Our healthcare dictation solutions reduce the cost of manual transcription while improving turnaround time and accuracy.

•	On average, an organization of 1,000 employees spends $5.7 million each year on reformatting and recreating documents from multiple sources. Businesses use our PDF and document conversion and management solutions to more efficiently create, manage and share documents.

Nuance Solutions

Our speech solutions enable enterprises, professionals and consumers to increase productivity, reduce costs and save time by using voice control to improve the user experience. Our imaging solutions build on decades of experience and technology development to deliver businesses, manufacturers and consumers a broad set of PDF and document offerings. We provide a broad set of speech and imaging offerings to our customers in the following areas:

Customer Care

To remain competitive, organizations must improve the quality of customer care while reducing costs and ensuring a positive customer experience. Technological innovation, competitive pressures and rapid commoditization have made it increasingly difficult for organizations to achieve enduring market differentiation or to secure customer loyalty. In this environment, organizations need to satisfy the expectations of increasingly savvy and mobile consumers who demand high levels of customer service. This increase in consumer expectations necessitates a change in the way organizations approach customer care and respond to customer needs.

We deliver a portfolio of customer interaction and business intelligence solutions enabled by speech that are designed to help companies better support, understand and communicate with their customers. Our solutions improve the customer experience, increase the use of self-service and enable new revenue opportunities. We also offer business intelligence solutions, which allow companies to draw knowledge from their customer care interactions to improve overall business performance.

Our portfolio of customer care solutions includes:

•	Customer Self Service. Our self-service solutions help companies improve the user experience, reduce costs through increased use of self-service solutions and create new revenue opportunities. Our solutions support applications such as flight information, personal banking, equipment repair and claims processing.

•	Voice Driven Call Steering. Unlike touchtone systems that use complex menus that may lead to misrouted calls and poor customer experiences, our call steering solutions allow customers to describe their needs in their own words to navigate automated customer care systems, enabling organizations to direct inbound calls more accurately, more efficiently, and with higher caller satisfaction.

•	Authentication. Our voice authentication software enables businesses to provide secure access to sensitive information over the telephone, unobtrusively confirming a caller’s identity using the unique characteristics of each voice, thereby providing enterprises a powerful defense against fraudulent activity.

•	Auto Attendant. Our SpeechAttendant application, a natural speech-enabled turnkey solution, allows callers to speak the name of a person, department, service or location and be automatically transferred to the requested party, without the hassle of searching for phone numbers or waiting to speak to an operator.

•	Analytics. Our business intelligence solutions allow enterprises to draw knowledge from customer interactions. Powered by specialized customer behavior intelligence software, we offer tools and services that deliver fact-based insight about who is calling, why they are calling, and the quality of the caller experience.

Our solutions are used across many customer-service intensive sectors, including financial services, telecommunications, healthcare, utilities, government, travel and entertainment, where customers include AOL, AT&T, Comcast, Charles Schwab and United Health.

We license our solutions to a wide variety of enterprises and leading telecommunications carriers. Our speech solutions are designed to serve our global partners and customers and are available in up to 49 languages and dialects worldwide. Although in certain cases we sell directly to end users, the majority of our solutions are fulfilled through our channel network that includes providers such as Avaya, Cisco, Genesys, Intervoice and Nortel, that integrate our solutions into their hardware and software platforms.

We complement our solutions and products with a global professional services organization that supports customers and partners with business and systems consulting project management, user-interface design, speech science, application development, and business performance optimization.

Our recent acquisition of BeVocal expands our existing product portfolio with a unique set of solutions for lifecycle management of customers of wireless carriers and a range of premium services for the wireless consumer, such as the Web and Short Message Service (SMS). The BeVocal acquisition also added numerous wireless carrier relationships to our network.

Mobile

Today, an increasing number of people worldwide rely on mobile devices to stay connected, informed and productive. We see an expanding opportunity in helping consumers use the powerful capabilities of their phones, cars and personal navigation devices by using voice commands to control these devices and to access the array of content and services available on the Internet through wireless mobile devices. We expect to serve more than one billion consumers within the next three years with voice-based mobile solutions that allow them to simply and effectively navigate and retrieve information and conduct transactions using these devices.

We offer solutions and expertise that help satisfy the accelerating demand for speech-enabled mobile devices and services. Our portfolio of mobile solutions includes:

•	Voice Search. Our Voice Search solutions allow users to quickly search local information databases such as business listings, yellow pages, restaurant guides and movie schedules, by naturally speaking their requests through a speech-enabled search interface that simplifies search capabilities and increases usage.

•	Voice-Activated Dialing. Our voice-activated dialing allows users to call anyone with just one command, avoiding the need to navigate complex menus and sort through an extensive list of contacts. Text-to-speech technology provides audio output of incoming calls or messages, as well as verbal alerts of low battery or roaming status.

•	Voice Control. Offered on a subscription basis through wireless carriers, our Nuance Voice Control service lets mobile consumers use their voice to dictate and send email or text messages, create calendar entries, dial a contact, and search the Web for business listings, news, weather, stock quotes, sport scores and more.

•	Mobile Messaging. Nuance Mobile provides users a more natural way to enter SMS messages, mobile instant messages, and mobile email into mobile wireless devices, significantly faster than with the traditional keypad.

•	Voice-Controlled MP3 Player Applications. An increasing number of phones on the market today are equipped with MP3 capabilities, allowing users to store and play hundreds of songs. Our speech-controlled MP3 applications provide a simple voice-activated interface to select a song, an artist or a playlist.

•	Automotive Solutions. Our integrated suite of Automotive Solutions enable voice-activated dialing, voice destination entry for navigation systems, and vehicle command and control for in-vehicle entertainment systems.

Our mobile solutions are used by mobile phone, automotive, personal navigation device and other consumer electronic manufacturers and their suppliers, including Mitsubishi Electronics, LG Electronics, Group Sense and Delphi. In addition, telecommunications carriers, Web search companies and content providers are increasingly using our mobile search and communication solutions to offer value-added services to their subscribers and customers.

The recently announced acquisitions of VoiceSignal and Tegic will enhance our offerings to mobile device manufacturers. The VoiceSignal acquisition will provide voice-recognition technologies in mobile search, messaging, and command and control that complement our current capabilities. The Tegic acquisition will provide us with predictive text and touch technologies. The combination of Nuance, VoiceSignal and Tegic sets the stage for a new mobile user interface that integrates predictive text, speech and touch inputs. This multimodal interface will provide easier access for users of mobile devices and will be available to all manufacturers across their product lines.

Healthcare Dictation and Transcription

The healthcare industry is under significant pressure to streamline operations and reduce costs and improve patient care. In recent years, healthcare organizations such as hospitals, clinics, medical groups, physicians’ offices, insurance providers have increasingly turned to speech solutions to automate manual processes such as the dictation and transcription of patient records.

We provide comprehensive dictation and transcription solutions and services that automate the input and management of medical information. Since 2004, we have steadily increased our investments in solutions for the healthcare industry. We are dedicating substantial resources to product development, sales, business development and marketing in an effort to replace traditional manual transcription before the end of the decade.

Our healthcare dictation and transcription solutions include:

•	Dictation and Transcription Workflow Solutions. Our enterprise solutions provide centralized platforms to generate and distribute speech-driven medical documentation through the use of advanced dictation and transcription features.

•	Hosted Dictation Services. Dictaphone iChart, our subscription-based service, allows us to deliver hosted dictation, transcription and speech recognition solutions to customers seeking to outsource this function entirely.

•	Departmental Solutions. Dictaphone PowerScribe®, a speech recognition solution for radiology, cardiology, pathology and related specialties, enables the healthcare providers to dictate, edit, and sign reports without manual transcription, enhancing report turnaround time.

•	Dragon Naturally Speaking Medical. This dictation software provides front-end speech recognition that is used by physicians and clinicians to create and navigate medical records.

Hospitals, clinics and group practices, including Adventist Health, Allina Health, Guthrie Healthcare, Mt. Kisco Medical, and Sarasota Memorial, and approximately 300,000 physicians use our Dictaphone healthcare solutions to manage the dictation and transcription of patient records. We utilize a focused, enterprise sales team and professional services organization to address the market and implementation requirements of the healthcare industry.

The recent acquisition of Focus expands our ability to deliver healthcare transcription solutions. The combination of Focus’ proven technology portfolio and services capability and the Dictaphone iChart Web-based transcription solutions create an efficient, scalable web-based automated transcription service. Focus serves some of the largest U.S. healthcare organizations, combining the use of speech recognition, a Web-based editing platform and manual transcription services based in India to achieve superior customer satisfaction, turnaround time and cost efficiency.

In addition to our healthcare-oriented dictation solutions, we offer Dragon NaturallySpeaking, a suite of general purpose desktop dictation applications that increases productivity by using speech to create documents, streamline repetitive and complex tasks, input data, complete forms and automate manual transcription processes. Our Dragon NaturallySpeaking family of products delivers enhanced productivity for professionals and consumers who need to create documents and transcripts.

Our Dragon NaturallySpeaking solutions allow users to automatically convert speech into text at up to 160 words-per-minute, with support for over 300,000 words, and with an accuracy rate of up to 99%. This vocabulary can be expanded by users to include specialized words and phrases and can be adapted to recognize individual voice patterns. Our desktop dictation software is currently available in eleven languages. We utilize a combination of our global reseller network and direct sales to distribute our speech recognition and dictation products.

PDF and Document Imaging

The proliferation of the Internet, email and other networks have greatly simplified the ability to share electronic documents, resulting in an ever-growing volume of documents to be used and stored. Our solutions reduce the costs associated with paper documents through easy-to use scanning, document management and electronic document routing solutions. We offer versions of our products to hardware vendors, home offices, small businesses and enterprise customers.

Our PDF and document solutions include:

•	PDF Applications. Our PDF solutions offer comprehensive PDF capabilities for business users, including a combination of creation, editing and conversion features. Our PDF Converter product family is used to create PDF files and turn existing PDF files into fully-formatted documents that can be edited.

•	Optical Character Recognition and Document Conversion. Our OmniPage product uses optical character recognition technology to deliver highly accurate document and PDF conversion, replacing the need to manually re-create documents.

•	Digital Paper Management. Our PaperPort applications combine PDF creation with network scanning, allowing individuals to work quickly with scanned paper documents, PDF files and digital documents. Our software is typically used in conjunction with network scanning devices to preserve an image of a document and allows for easy archiving, indexing and retrieval.

Growth Strategy

We focus on providing market-leading, value-added solutions for our customers and partners through a broad set of technologies, service offerings and channel capabilities. We intend to pursue growth through the following key elements of our strategy:

•	Extend Technology Leadership. Our solutions are recognized as among the best in their respective categories. We intend to leverage our global research and development organization and broad portfolio of technologies, applications and intellectual property to foster technological innovation and maintain customer preference for our solutions. We also intend to invest in our engineering resources and seek new technological advancements that further expand the addressable markets for our solutions

•	Broaden Expertise in Vertical Markets. Businesses are increasingly turning to Nuance for comprehensive solutions rather than for a single technology product. We intend to broaden our expertise and capabilities to deliver targeted solutions for a range of industries including mobile device manufacturers, healthcare, telecommunications, financial services and government administration. We also intend to expand our global sales and professional services capabilities to help our customers and partners design, integrate and deploy innovative solutions.

•	Increase Subscription and Transaction Based Recurring Revenue: We intend to increase our hosted or subscription-based offerings in our core industries. The expansion of our subscription or transaction based solutions will enable us to deliver applications that our customers use on a repeat basis, and pay for on a per use basis, providing us with the opportunity to enjoy the benefits of recurring revenue streams. Hosted services provided by us offer our customers simple deployment, seamless upgrades and rapid return on investment.

•	Expand Global Presence. We intend to further expand our international resources to better serve our global customers and partners and to leverage opportunities in emerging markets such as China, India, Latin America and Asia. We continue to add regional executives and sales employees in different geographic regions to better address demand for speech based solutions and services.

•	Pursue Strategic Acquisitions. We have selectively pursued strategic acquisitions to expand our technology, solutions and resources to complement our organic growth. We have proven experience in integrating businesses and technologies and in delivering enhanced value to our customers, partners, employees and shareholders. We intend to continue to pursue acquisitions that enhance our solutions, serve specific vertical markets and strengthen our technology portfolio.

Research and Development/Intellectual Property

In recent years, we have developed and acquired extensive technology assets, intellectual property and industry expertise in speech and imaging that provide us with a competitive advantage in markets where we compete. Our technologies are based on complex algorithms which require extensive amounts of linguistic and image data, acoustic models and recognition techniques. A significant investment in capital and time would be necessary to replicate our current capabilities.

We continue to invest in technologies to maintain our market-leading position and to develop new applications. Our technologies are covered by more than 473 issued patents and 172 patent applications. Our intellectual property, whether purchased or developed internally, is critical to our success and competitive position and, ultimately, to our market value. Our products and services build on a portfolio of patents, copyrights, trademarks, services marks, trade secrets, confidentiality provisions and licensing arrangements to establish and protect our intellectual property and proprietary rights.
Recent Developments

Agreement to Acquire VoiceSignal.  On May 14, 2007, we entered into an agreement to acquire VoiceSignal. The aggregate consideration consists of (i) approximately 5.84 million shares of our common stock and (ii) a cash payment of approximately $204 million, net of the estimated cash closing balance of VoiceSignal. For the year ended December 31, 2006, VoiceSignal had revenue of $24.6 million and net income of $7.4 million and for the three months ended March 31, 2007, VoiceSignal had revenue of $6.6 million and net income of $2.2 million. On July 12, 2007, we received a request from the Department of Justice, or the DOJ, for additional information in connection with our pending merger with VoiceSignal. The DOJ request extends the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, until 30 days after we and VoiceSignal have substantially complied with the request, unless that period is extended voluntarily by the parties or terminated sooner by the DOJ. We provided, and continue to provide, additional information to the DOJ in response to their July 12 request.

Incremental Credit Facility; Additional Equity.  On June 27, 2007, we received a commitment letter from Citigroup Global Markets Inc., Lehman Brothers Inc. and Goldman Sachs Credit Partners L.P. as arrangers and Bank of America Securities as co-arranger for a syndicate of lenders under our existing credit agreement. The commitment letter, which expires August 30, 2007, relates to incremental term loans in the amount of $225 million that would be provided under our existing credit agreement. The additional funds we receive will be used to fund the cash portion of the merger consideration for the acquisition of VoiceSignal, to pay related fees and expenses, and for general corporate purposes. The incremental term loans will bear interest at a floating rate based on LIBOR plus a spread of up to 2.50% If we are unable to finance and close the VoiceSignal transaction on or prior to August 30, 2007, then we will need to raise additional capital on terms that may be less attractive than those provided in the commitment letter. In addition, depending on market conditions, we may issue additional common stock to fund future acquisitions.

Agreement to Purchase Tegic.  On June 21, 2007, we entered into a stock purchase agreement with AOL and Tegic, pursuant to which, among other things, we agreed to purchase from AOL, a wholly owned subsidiary of Time Warner Inc., all of the outstanding shares of Tegic for aggregate consideration of approximately $265 million in cash. In fiscal year 2008, we expect Tegic to contribute between $65 million and $68 million in non-GAAP revenue; $45 million and $48 million in GAAP revenue; a GAAP loss between $0.12 and $0.13 per share; and non-GAAP earnings between $0.04 and $0.05 per diluted share. The non-GAAP revenue amount includes revenue lost to purchase accounting in conjunction with our acquisition of Tegic. The non-GAAP income amount excludes non-cash taxes and interest, amortization of intangible assets, non-cash amortization of stock-based compensation, and acquisition-related transition and integration costs and charges. The combination is expected to generate approximately $8 million to $10 million in cost synergies in fiscal year 2008. We have not included historical financial information for Tegic or pro forma financial information for our acquisition of Tegic in this offering memorandum, but we expect to publish this information in the near future together with updated interim historical and pro forma financial information for VoiceSignal. Revenues for Tegic for the year ended December 31, 2006 and the six months ended June 30, 2007 declined compared to the comparable prior year periods. Our fiscal year 2008 expectations for Tegic take these recent revenue decreases into account. While the waiting period applicable to the Tegic acquisition under the HSR Act has terminated, the closing remains subject to the satisfaction of customary closing conditions.